Exhibit 99.1

Forest Oil Announces Fourth Quarter and Year End 2009 Results

Fourth Quarter Average Net Sales Volumes of 459 MMcfe/d

Closed Property Sales of $1.1 Billion During 2009

DENVER--(BUSINESS WIRE)--February 22, 2010--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the fourth quarter and full year 2009.

The Company reported the following highlights for the three months ended December 31, 2009:

  Adjusted net earnings of $63 million increased 107% from the corresponding 2008 period
  Adjusted EBITDA of $209 million decreased 18% from the corresponding 2008 period
  Adjusted discretionary cash flow of $172 million decreased 18% from the corresponding 2008 period
  Proceeds of $908 million from non-core property divestitures and free cash flow of $14 million were used to reduce net debt to $1.6 billion at December 31, 2009

The Company reported the following highlights for the year ended December 31, 2009:

  Adjusted net earnings of $200 million decreased 46% from the corresponding 2008 period
  Adjusted EBITDA of $795 million decreased 37% from the corresponding 2008 period
  Adjusted discretionary cash flow of $638 million decreased 43% from the corresponding 2008 period
  Proceeds of $1.1 billion from non-core property divestitures and free cash flow of $69 million were used to reduce net debt by $1.2 billion to $1.6 billion at December 31, 2009

Due primarily to a non-cash ceiling test write-down of oil and gas properties in the first quarter of 2009, Forest reported a net loss of $923.1 million, or $8.85 per basic share, for the year ended December 31, 2009.

H. Craig Clark, President and CEO, stated, “During this transformational year for Forest, we focused on our core areas, creating significant potential through horizontal drilling while rationalizing our portfolio through divestitures of non-core, low-growth assets. In our core areas we continued to enhance our drilling and completion techniques, which led to per-well initial production rates in the Greater Buffalo Wallow Area and Haynesville Shale of up to 37 MMcfe/d and 21 MMcfe/d, respectively. We divested $1.1 billion in assets allowing us to improve our balance sheet by reducing principal net debt from $2.7 billion at year end 2008 to less than $1.6 billion at year end 2009. Looking forward to 2010, we expect to grow our production organically from our more focused asset base at an expected rate of 10 – 12%, while maintaining one of the lowest cost structures in the industry.”

FOURTH QUARTER 2009 RESULTS

For the three months ended December 31, 2009, Forest reported net earnings of $45.2 million or $0.40 per basic share. This compares to Forest’s net loss of $1.4 billion or $14.50 per basic share in the corresponding period in 2008. Net earnings for the three months ended December 31, 2009 were affected by the following items:

  The non-cash effect of net unrealized losses on derivative instruments totaling $43.8 million ($28.0 million net of tax)
  The non-cash effect of a reduction in the valuation allowance for deferred tax assets totaling $9.3 million ($9.3 million net of tax)
  The non-cash effect of unrealized foreign currency exchange gains totaling $2.4 million ($1.9 million net of tax)
  Rig stacking costs totaling $2.3 million ($1.4 million net of tax)

Without the effects of these items, Forest’s adjusted net earnings for the three months ended December 31, 2009 were $63.4 million or $0.56 per basic share. This is an increase of 107% compared to Forest’s adjusted net earnings of $30.6 million or $0.32 per basic share in the corresponding 2008 period.

Forest’s adjusted EBITDA decreased 18% for the three months ended December 31, 2009 to $209.0 million, compared to adjusted EBITDA of $254.6 million in the corresponding 2008 period. Forest’s adjusted discretionary cash flow decreased 18% for the three months ended December 31, 2009 to $171.8 million, compared to adjusted discretionary cash flow of $210.3 million in the corresponding 2008 period. Forest’s adjusted discretionary free cash flow was $14.3 million for the three months ended December 31, 2009, compared to adjusted discretionary free cash flow of ($208.5) million in the corresponding 2008 period.

The increase in adjusted net earnings was primarily due to lower depreciation, depletion, and amortization expense for the three months ended December 31, 2009, compared to the corresponding 2008 period as a result of non-cash ceiling test write-downs of oil and gas properties during the three months ended December 31, 2008 and March 31, 2009. The decrease in EBITDA and discretionary cash flow, each as adjusted, was primarily due to lower realized natural gas prices during the three months ended December 31, 2009 compared to the corresponding 2008 period. The increase in adjusted discretionary free cash flow was due to decreased capital spending compared to the corresponding 2008 period.

Net Sales Volumes, Average Realized Prices, and Revenues

For the three months ended December 31, 2009, Forest’s average oil and gas net sales volumes were 459 MMcfe/d.

	Three Months Ended December 31, 2009
	Gas	Oil	NGLs	Total
	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

Net sales volumes
United States	288.0	8.4	8.0	386.4
Canada	59.8	1.6	0.6	72.9
Totals	347.8	10.0	8.6	459.3

Average realized prices	($/Mcf)	($/Bbl)	($/Bbl)	Total ($/Mcfe)

United States	$3.88	73.10	33.33	5.17
Canada	3.48	63.29	39.38	4.56
Average realized prices not including realized derivative gains and losses	3.81	71.54	33.75	5.07

Realized gains (losses) on NYMEX derivatives	2.31	(3.23)	-	1.68
Realized losses on basis derivatives	(0.36)	-	-	(0.27)
Average realized prices including realized derivative gains and losses	$5.77	68.31	33.75	6.49

Revenues (in thousands)	Gas	Oil	NGLs	Total

United States	$102,833	56,360	24,599	183,792
Canada	19,159	9,240	2,166	30,565
Revenues not including realized derivative gains and losses	121,992	65,600	26,765	214,357

Realized gains (losses) on NYMEX derivatives	74,032	(2,964)	-	71,068
Realized losses on basis derivatives	(11,363)	-	-	(11,363)
Revenues including realized derivative gains and losses	$184,661	62,636	26,765	274,062

Total Cash Costs

Total cash costs per-unit increased 74% for the three months ended December 31, 2009 to $4.13 per Mcfe, compared to $2.38 per Mcfe in the corresponding 2008 period. The increase in cash costs per-unit was primarily the result of current income tax expense associated with the taxable gain realized on oil and gas property divestitures.

Without the effect of the current income tax expense associated with the taxable gain realized on the oil and gas property divestitures, total cash costs per-unit increased 3% for the three months ended December 31, 2009 to $2.44 per Mcfe, compared to $2.38 per Mcfe in the corresponding 2008 period. The increase in cash costs per-unit was primarily the result of increased general and administrative expense and increased interest expense, offset by effective cost reduction initiatives in lease operating expense. The following table details the components of total cash costs for the three months ended December 31, 2009 and 2008:

	Three Months Ended December 31,
	2009	Per Mcfe	2008	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$46,313	1.10	66,438	1.27
General and administrative expense (excluding stock-based compensation of $4,157 and $3,078, respectively)	17,869	0.42	14,488	0.28
Interest expense	41,114	0.97	39,414	0.75
Current income tax expense	69,310	1.64	4,200	0.08
Total cash costs	$174,606	4.13	124,540	2.38

Current income tax expense associated with oil and gas property divestitures	(71,571)	(1.69)	-	-
Pro forma total cash costs	$103,035	2.44	124,540	2.38

Total cash costs is a non-GAAP measure calculated in accordance with oil and gas industry standards that is used by management to assess the Company’s cash operating performance. Total cash costs is defined as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest’s depreciation and depletion expense per-unit decreased 47% for the three months ended December 31, 2009 to $1.55 per Mcfe, compared to $2.93 per Mcfe in the corresponding 2008 period. The decrease was a result of non-cash ceiling test write-downs of oil and gas properties during the three months ended December 31, 2008 and March 31, 2009.

Exploration and Development Capital Expenditures

Forest invested $157.5 million in exploration and development activities (excluding capitalized interest, stock-based compensation, and asset retirement obligations, but including $43.6 million for land and leasehold acquisitions) for the three months ended December 31, 2009, compared to $418.8 million in the corresponding 2008 period. The decrease in exploration and development capital expenditures for the three months ended December 31, 2009 was a result of a significantly reduced rig count.

2009 RESULTS

For the year ended December 31, 2009, Forest reported a net loss of $923.1 million or $8.85 per basic share. This compares to Forest’s net loss of $1.0 billion or $11.46 per basic share in the corresponding period in 2008. Net earnings for the year ended December 31, 2009 were affected by the following items:

  The non-cash effect of the first quarter 2009 ceiling test write-down of oil and gas properties totaling $1.6 billion ($1.0 billion net of tax)
  The non-cash effect of net unrealized losses on derivative instruments totaling $176.0 million ($112.4 million net of tax)
  The non-cash effect of unrealized foreign currency exchange gains totaling $18.0 million ($15.0 million net of tax)
  The non-cash effect of a reduction in the valuation allowance for deferred tax assets totaling $10.0 million ($10.0 million net of tax)
  Rig stacking costs totaling $8.9 million ($5.7 million net of tax)
  The non-cash effect of unrealized losses on other investments totaling $2.3 million ($1.5 million net of tax)

Without the effects of these items, Forest’s adjusted net earnings for the year ended December 31, 2009 were $200.3 million or $1.89 per basic share. This is a decrease of 46% compared to Forest’s adjusted net earnings of $371.9 million or $4.08 per basic share in the corresponding 2008 period.

Forest’s adjusted EBITDA decreased 37% for the year ended December 31, 2009 to $794.7 million, compared to adjusted EBITDA of $1.3 billion in the corresponding 2008 period. Forest’s adjusted discretionary cash flow decreased 43% for the year ended December 31, 2009 to $637.8 million, compared to adjusted discretionary cash flow of $1.1 billion in the corresponding 2008 period. Forest’s adjusted discretionary free cash flow was $68.5 million for the year ended December 31, 2009, compared to adjusted discretionary free cash flow of ($229.2) million in the corresponding 2008 period.

The decrease in net earnings, EBITDA and discretionary cash flow, each as adjusted, was primarily due to lower realized commodity prices for the year ended December 31, 2009 compared to the corresponding 2008 period. The increase in adjusted discretionary free cash flow was due to decreased capital spending compared to the corresponding 2008 period.

Net Sales Volumes, Average Realized Prices, and Revenues

For the year ended December 31, 2009, Forest’s average oil and gas net sales volumes were 501 MMcfe/d.

	Year Ended December 31, 2009
	Gas	Oil	NGLs	Total
	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

Net sales volumes
United States	317.9	9.3	8.3	423.2
Canada	63.7	1.7	0.6	77.8
Totals	381.6	11.0	8.9	501.0

Average realized prices	($/Mcf)	($/Bbl)	($/Bbl)	Total ($/Mcfe)

United States	$3.33	56.87	25.17	4.24
Canada	3.15	51.14	30.82	3.95
Average realized prices not including realized derivative gains and losses	3.30	55.98	25.57	4.20

Realized gains on NYMEX derivatives	2.17	2.89	-	1.72
Realized losses on basis derivatives	(0.12)	-	-	(0.09)
Average realized prices including realized derivative gains and losses	$5.35	58.87	25.57	5.82

Revenues (in thousands)	Gas	Oil	NGLs	Total

United States	$386,581	193,185	75,813	655,579
Canada	73,147	32,016	7,088	112,251
Revenues not including realized derivative gains and losses	459,728	225,201	82,901	767,830

Realized gains on NYMEX derivatives	302,580	11,632	-	314,212
Realized losses on basis derivatives	(17,004)	-	-	(17,004)
Revenues including realized derivative gains and losses	$745,304	236,833	82,901	1,065,038

Total Cash Costs

Total cash costs per-unit increased 11% for the year ended December 31, 2009 to $2.73 per Mcfe, compared to $2.45 per Mcfe in the corresponding 2008 period. The increase in cash costs per-unit was primarily the result of current income tax expense associated with the taxable gain realized on oil and gas property divestitures.

Without the effect of the current income tax expense associated with the taxable gain realized on the oil and gas property divestitures, total cash costs per-unit decreased 4% for the year ended December 31, 2009 to $2.34 per Mcfe, compared to $2.43 per Mcfe in the corresponding 2008 period. The decrease in cash costs per-unit was primarily the result of effective cost reduction initiatives in lease operating expense, offset by increased interest expense. The following table details the components of total cash costs for the years ended December 31, 2009 and 2008:

	Year Ended December 31,
	2009	Per Mcfe	2008	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$210,795	1.15	269,449	1.42
General and administrative expense (excluding stock-based compensation of $17,437 and $17,171, respectively)	53,639	0.29	57,561	0.30
Interest expense	163,487	0.89	125,679	0.66
Current income tax expense	70,815	0.39	11,139	0.06
Total cash costs	$498,736	2.73	463,828	2.45

Current income tax expense associated with oil and gas property divestitures	(71,571)	(0.39)	(3,110)	(0.02)
Pro forma total cash costs	$427,165	2.34	460,718	2.43

Total cash costs is a non-GAAP measure calculated in accordance with oil and gas industry standards that is used by management to assess the Company’s cash operating performance. Total cash costs is defined as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest’s depreciation and depletion expense per-unit decreased 41% for the year ended December 31, 2009 to $1.66 per Mcfe, compared to $2.81 per Mcfe in the corresponding 2008 period. The decrease was a result of non-cash ceiling test write-downs of oil and gas properties during the three months ended December 31, 2008 and March 31, 2009.

Exploration and Development Capital Expenditures

Forest invested $569.3 million in exploration and development activities (excluding capitalized interest, stock-based compensation, and asset retirement obligations, but including $56.7 million for land and leasehold acquisition) for the year ended December 31, 2009, compared to $1.4 billion in the corresponding 2008 period. The decrease in exploration and development capital expenditures for the year ended December 31, 2009 was a result of a significantly reduced rig count.

OPERATIONAL PROJECT UPDATE

Greater Buffalo Wallow Area – Granite Wash (Texas Panhandle)

Forest is currently completing three operated horizontal Granite Wash wells and is also currently drilling three operated and four non operated wells in the play.

During 2009 and early 2010, Forest drilled and completed its first four horizontal Granite Wash wells, which produced at an average 24-hour initial production rate of 30 MMcfe/d. Approximately 60% of the average 24-hour production rate came from oil and condensate and NGLs, which provide for superior rates of return. The initial rates from these wells improved during 2009 as Forest drilled longer laterals and added fracture stages.

Forest holds approximately 135,000 gross acres and 94,000 net acres in the play.

East Texas and Northern Louisiana Haynesville Shale

Forest completed the installation of an amine unit in its Sabine Parish, Louisiana acreage, allowing for the maximum production rate from its first well, which is expected to increase from its current curtailed rate of 5.5 MMcfe/d to a rate as high as 15 MMcfe/d. Additionally, the infrastructure will allow for additional wells to produce at maximum rates, which Forest expects to bring on throughout 2010 with its one rig program in Sabine Parish. Forest is currently running an additional two rigs targeting the Haynesville Shale on its other East Texas and Northern Louisiana acreage, including Forest’s acreage in Red River Parish.

During 2009, Forest drilled and completed its first four Louisiana horizontal Haynesville Shale wells, which produced at an average 24-hour initial production rate of 18 MMcfe/d.

LIQUIDITY

At December 31, 2009, Forest had liquidity in excess of $1.7 billion. The Company had no borrowings outstanding under its $1.3 billion borrowing base bank credit facilities and had a cash balance of $467.2 million at December 31, 2009. Forest closed on the sale of 68 MMcfe/d of production and 629 Bcfe of estimated proved reserves at December 31, 2009 of non-core properties for proceeds of $1.1 billion during 2009, a portion of which were used to repay borrowings under Forest’s bank credit facilities.

NATURAL GAS, OIL, AND BASIS DERIVATIVES

Forest has not entered into any additional natural gas, oil, and basis derivatives since the last update provided in the press release dated January 7, 2010.

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net earnings as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings, which is a non-GAAP performance measure. Adjusted net earnings consists of net earnings (loss) after adjustment of those items described in the table below. Adjusted net earnings does not represent and should not be considered an alternative to GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Forest’s management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net earnings (loss)	$45,188	(1,382,580)	(923,133)	(1,026,323)
Unrealized losses (gains) on derivative instruments, net of tax	28,000	(118,262)	112,443	(141,491)
Unrealized foreign currency exchange (gains) losses, net of tax	(1,945)	10,704	(14,963)	16,357
Unrealized losses on other investments, net of tax	-	7,649	1,486	21,743
Changes in valuation allowance for deferred tax assets	(9,311)	-	(10,011)	-
Ceiling test write-down of oil and gas properties, net of tax	-	1,513,115	1,028,780	1,513,115
Rig stacking costs, net of tax	1,444	-	5,711	-
Gain on sale of assets, net of tax	-	-	-	(11,467)
Adjusted net earnings	63,376	30,626	200,313	371,934

Less: earnings attributable to participating securities*	(1,193)	(559)	(3,574)	(6,703)
Adjusted net earnings attributable to common shareholders	$62,183	30,067	196,739	365,231

Weighted average number of basic shares outstanding	110,180	95,322	104,336	89,591

Adjusted basic earnings attributable to common shareholders per common share*	$0.56	0.32	1.89	4.08

* Adjusted basic earnings attributable to common shareholders has been restated for the three months and year ended December 31, 2008 from $0.32 per share to $0.32 per share and $4.15 per share to $4.08 per share, respectively, to record the effects of authoritative guidance issued by the Financial Accounting Standards Board (FASB), which was adopted by the Company on January 1, 2009. This guidance is included in the FASB Codification in Topic 260 and was originally issued as FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.”

Adjusted EBITDA

In addition to reporting net earnings as defined under GAAP, Forest also presents net earnings before interest, taxes, depreciation, depletion, and amortization (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings (loss) after adjustment of those items described in the table below. Adjusted EBITDA does not represent and should not be considered an alternative to GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Forest’s management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest’s management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net earnings (loss)	$45,188	(1,382,580)	(923,133)	(1,026,323)
Income tax (benefit) expense	9,726	(770,126)	(510,475)	(574,678)
Unrealized losses (gains) on derivative instruments, net	43,802	(185,161)	176,018	(221,490)
Unrealized foreign currency exchange (gains) losses, net	(2,365)	12,710	(17,974)	19,481
Unrealized losses on other investments, net	-	11,976	2,327	34,042
Realized foreign currency exchange (gains) losses, net	(88)	959	(88)	959
Interest expense	41,114	39,414	163,487	125,679
Debt extinguishment costs	-	-	-	97
Accretion of asset retirement obligations	2,116	1,980	8,311	7,602
Ceiling test write-down of oil and gas properties	-	2,369,055	1,575,843	2,369,055
Depreciation, depletion, and amortization	65,658	153,299	303,622	532,181
Stock-based compensation	3,831	3,078	16,779	17,171
Gain on sale of assets	-	-	-	(21,063)
Adjusted EBITDA	$208,982	254,604	794,717	1,262,713

Adjusted Discretionary Cash Flow and Adjusted Free Cash Flow

In addition to reporting cash provided by operating activities as defined under GAAP, Forest also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of cash provided by operating activities after adjustment of those items described in the table below. Further, Forest presents adjusted discretionary free cash flow, which is also a non-GAAP liquidity measure. Adjusted discretionary free cash flow consists of adjusted discretionary cash flow minus exploration and development capital expenditures. These measures do not represent and should not be considered alternatives to GAAP measurements, such as cash provided by operating activities (their most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest’s management uses adjusted discretionary cash flow and adjusted discretionary free cash flow to manage its business, including in preparing its annual operating budget and financial projections. Forest’s management uses adjusted discretionary cash flow and adjusted discretionary free cash flow as measures of liquidity and believes they provide useful information to investors because they assess cash flow from operations before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities, and the remaining cash flow after exploration and development capital expenditures are deducted, respectively. These measures do not represent the residual cash flow available for discretionary expenditures. The following table provides a reconciliation of cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow and adjusted discretionary free cash flow for the periods presented (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net cash provided by operating activities	$123,423	187,590	596,996	1,070,040

Changes in working capital and other items:
Accounts receivable	30,353	(44,088)	(35,790)	(42,854)
Other current assets	(10,187)	29,939	(30,809)	80,214
Accounts payable and accrued liabilities	(58,611)	(15,191)	47,956	(15,796)
Accrued interest and other current liabilities	15,240	52,069	(12,077)	30,686
Current income tax expense associated with oil and gas property divestitures	71,571	-	71,571	3,110
Adjusted discretionary cash flow	171,789	210,319	637,847	1,125,400

Less: exploration and development capital expenditures	157,493	418,823	569,337	1,354,634
Adjusted discretionary free cash flow	$14,296	(208,504)	68,510	(229,234)

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest’s management uses net debt to assess Forest’s indebtedness. The following table sets forth the components of net debt for the periods presented (in thousands):

	December 31, 2009		December 31, 2008
	Principal	Book*	Principal	Book*
Credit facilities	$-	-	1,284,415	1,284,415
8% Senior notes due 2011	285,000	289,221	285,000	291,350
7% Senior subordinated notes due 2013	112	110	1,112	1,087
8 1/2% Senior notes due 2014	600,000	575,971	-	-
7 3/4% Senior notes due 2014	150,000	156,678	150,000	158,219
7 1/4% Senior notes due 2019	1,000,000	1,000,534	1,000,000	1,000,590
Total debt	2,035,112	2,022,514	2,720,527	2,735,661

Less: cash and cash equivalents	467,221	467,221	2,205	2,205

Net debt	$1,567,891	1,555,293	2,718,322	2,733,456

* Book amounts include the principal amount of debt adjusted for unamortized gains on interest rate swaps of $9.4 million and $12.0 million at December 31, 2009 and December 31, 2008, respectively, and unamortized net (discounts) premiums on the issuance of certain senior notes of ($21.9) million and $3.2 million at December 31, 2009 and December 31, 2008, respectively.

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, February 23, 2010, at 12:00 PM MT to discuss the release. You may access the call by dialing toll-free 800-399-6298 (for U.S./Canada) and 706-634-0924 (for International) and request the Forest Oil teleconference (ID # 54663652). A Q&A period will follow.

A replay will be available from Tuesday, February 23, through Tuesday, March 9, 2010. You may access the replay by dialing toll-free 800-642-1687 (for U.S./Canada) and 706-645-9291 (for International), conference ID #54663652.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements are subject to all of the risks and uncertainties normally incident to Forest’s exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, oil and natural gas price volatility, Forest’s access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial crisis on Forest’s business and financial condition, a lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, economic conditions and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

February 22, 2010

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$467,221	2,205
Accounts receivable	126,354	157,226
Derivative instruments	35,643	169,387
Deferred income taxes	7,108	-
Inventory	52,211	78,683
Other current assets	41,455	65,548
Total current assets	729,992	473,049

Net property and equipment	2,259,207	4,513,164

Deferred income taxes	393,061	-
Goodwill	255,908	253,646
Derivative instruments	556	4,608
Other assets	45,966	38,331
	$3,684,690	5,282,798

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$284,302	424,941
Accrued interest	25,755	7,143
Derivative instruments	41,358	1,284
Current portion of long-term debt	156,678	-
Asset retirement obligations	4,853	5,852
Deferred income taxes	-	54,583
Other current liabilities	22,074	27,608
Total current liabilities	535,020	521,411

Long-term debt	1,865,836	2,735,661
Asset retirement obligations	88,450	91,139
Derivative instruments	826	2,600
Deferred income taxes	46,884	185,587
Other liabilities	68,520	73,488
Total liabilities	2,605,536	3,609,886

Shareholders' equity:
Common stock	11,234	9,704
Capital surplus	2,652,689	2,354,903
Accumulated deficit	(1,652,426)	(729,293)
Accumulated other comprehensive income	67,657	37,598
Total shareholders' equity	1,079,154	1,672,912
	$3,684,690	5,282,798

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In thousands, except per share amounts)

Revenues:
Oil and gas sales	$214,357	281,269	767,830	1,647,171
Interest and other	23	766	625	3,589
Total revenues	214,380	282,035	768,455	1,650,760

Costs, expenses, and other:
Lease operating expenses	32,772	46,940	146,977	167,830
Production and property taxes	8,544	14,466	42,903	82,147
Transportation and processing costs	4,997	5,032	20,915	19,472
Rig stacking costs	2,261	-	8,940	-
General and administrative (including stock-based compensation of $4,157, $3,078, $17,437 and $17,171, respectively)	22,026	17,566	71,076	74,732
Depreciation, depletion, and amortization	65,658	153,299	303,622	532,181
Accretion of asset retirement obligations	2,116	1,980	8,311	7,602
Ceiling test write-down of oil and gas properties	-	2,369,055	1,575,843	2,369,055
Interest expense	41,114	39,414	163,487	125,679
Realized and unrealized gains on derivative instruments, net	(19,936)	(239,887)	(132,148)	(165,529)
Gain on sale of assets	-	-	-	(21,063)
Other, net	(86)	26,876	(7,863)	59,655
Total costs, expenses, and other	159,466	2,434,741	2,202,063	3,251,761

Earnings (loss) before income taxes	54,914	(2,152,706)	(1,433,608)	(1,601,001)

Income tax expense (benefit):
Current	69,310	4,200	70,815	11,139
Deferred	(59,584)	(774,326)	(581,290)	(585,817)
Total income tax expense (benefit)	9,726	(770,126)	(510,475)	(574,678)

Net earnings (loss)	$45,188	(1,382,580)	(923,133)	(1,026,323)

Weighted average number of common shares outstanding:
Basic	110,180	95,322	104,336	89,591
Diluted	110,665	95,322	104,336	89,591

Basic earnings (loss) per common share	$0.40	(14.50)	(8.85)	(11.46)

Diluted earnings (loss) per common share	$0.40	(14.50)	(8.85)	(11.46)

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended
	December 31,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net loss	$(923,133)	(1,026,323)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and amortization	303,622	532,181
Accretion of asset retirement obligations	8,311	7,602
Ceiling test write-down of oil and gas properties	1,575,843	2,369,055
Unrealized losses (gains) on derivative instruments, net	176,018	(221,490)
Unrealized losses on other investments, net	2,327	34,042
Unrealized foreign currency exchange (gains) losses	(17,974)	19,481
Realized foreign currency exchange (gains) losses	(88)	959
Deferred income tax	(581,290)	(585,817)
Stock-based compensation	16,779	17,171
Gain on sale of assets	-	(21,063)
Other, net	5,861	(3,508)

Changes in operating assets and liabilities:
Accounts receivable	35,790	42,854
Other current assets	30,809	(80,214)
Accounts payable and accrued liabilities	(47,956)	15,796
Accrued interest and other current liabilities	12,077	(30,686)
Net cash provided by operating activities	596,996	1,070,040

Cash flows from investing activities:
Capital expenditures	(668,718)	(2,404,493)
Proceeds from sales of assets	1,054,062	309,940
Other, net	28	1,060
Net cash provided (used) by investing activities	385,372	(2,093,493)

Cash flows from financing activities:
Bank repayments and borrowings, net	(1,305,154)	1,008,259
Proceeds from issuance of senior notes, net of issuance costs	559,767	247,188
Proceeds from common stock offering, net of offering costs	256,217	-
Redemption of 8% senior notes	-	(265,000)
Repurchase of 7% senior subordinated notes	(970)	(4,710)
Change in bank overdrafts	(39,411)	21,012
Proceeds from the exercise of options and from employee stock purchase plan	4,577	17,740
Tax benefit of employee stock option exercises	12,253	-
Other, net	(4,143)	(8,231)
Net cash (used) provided by financing activities	(516,864)	1,016,258

Effect of exchange rate changes on cash	(488)	(285)

Net increase (decrease) in cash and cash equivalents	465,016	(7,480)
Cash and cash equivalents at beginning of period	2,205	9,685
Cash and cash equivalents at end of period	$467,221	2,205

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
VP - Corporate Planning and Investor Relations